Exhibit 10.1

CHIEF FINANCIAL OFFICER EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of the ___ day of ______, 2017, is entered into by and between CRH Medical Corp, a Delaware corporation (“Company”), and Richard Bear (“Employee”) (each a “Party” and collectively the “Parties”). The Parties, in consideration of the mutual covenants and representations, Employee’s continued employment, and the additional consideration of $500.00 paid to Employee upon entering into this Agreement, agree as follows:

1.    Employment. Company employs Employee and Employee agrees to accept such employment, upon the terms and conditions set forth in this Agreement.

2.    Term of Employment. Employee’s Employment pursuant to the terms of this Agreement shall commence on                     , 2017. Employee’s employment and this Agreement may be terminated pursuant to the terms of this Agreement, or at any time, with or without Cause and with or without notice, by either Employee or Company. Employee specifically acknowledges and agrees that his employment under this Agreement is “at-will.” This Agreement supersedes Employee’s March 16, 2006 employment agreement with the Company, and any amendments.

3.    Position, Duties, Responsibilities.

3.1    Position. Employee is employed by the Company in the position of Chief Financial Officer (“CFO”) and shall perform all services appropriate to that position for an organization the size of the Company that is engaged in the type of business engaged in by the Company, provided that Employee’s precise duties may be changed or extended from time to time, at the Company’s direction, and Employee shall assume and perform further reasonable responsibilities and duties that the Company may assign from time to time. Employee will report directly to the Chief Executive Officer (“CEO”) of the Company.

3.2    Other Activities. Employee will devote all of his working time, attention, knowledge and skills as is reasonably required under this Agreement to diligently, competently and effectively perform his duties. During the term of this Agreement, except upon the prior written consent of the Company, Employee will not (i) accept any other full-time or part-time employment, (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Employee in a conflicting position to that of the Company, or prevent Employee from devoting such time as necessary to fulfill his responsibilities under this Agreement, (iii) sell, market, or represent any product or service other than the Company’s products or services unless otherwise specified, or (iv) serve on any board of directors for any other company except with the consent of the Company, which consent will not be unreasonably withheld. Nothing in Section 3.2(iv) is intended to or does prevent Employee from serving on the board of directors of trade associations and charitable organizations, engaging in charitable activities and community affairs, or managing Employee’s personal investments and affairs, provided that these activities do not interfere with Employee’s obligations under this Section 3.

3.3    Work Location. Employee’s principal place of work shall be located in Bellevue, Washington, or such other location as the parties may agree upon from time to time.

4.    Compensation.

In consideration of the services to be rendered under this Agreement, Employee shall be entitled to the following:

4.1    Base Salary. The Company shall pay to Employee an annual base salary of three hundred and fifty thousand dollars ($350,000), less all applicable taxes and withholdings, which will be payable in accordance with the Company’s payroll practices, as amended from time to time (“Base Salary”).

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4.2    Bonus. At the Company’s sole discretion, Employee may be eligible to receive an annual forty percent (40%) bonus based upon metrics agreed to between Employee and the Company, payable no later than March 15 of each year for work performed in the preceding calendar year (“Bonus”). In order to be eligible to receive any Bonus, except as otherwise set out in Section 6 below, Employee must be employed with the Company at the time of issue of any Bonus.

4.3    Employee Benefits. While Employee is employed with the Company, Employee shall be entitled to participate in all employee benefit plans and programs of the Company to the extent that Employee meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Employee’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable to each benefit plan or program.

4.4    Vacation. Employee shall be entitled to four (4) weeks of paid vacation per year, which will be in accordance with and subject to the Company’s policies and as set out in this Section 4.4.

4.5    Expenses. The Company shall reimburse Employee for reasonable business expenses incurred by Employee in the performance of his duties hereunder in accordance with the Company’s general policies, subject to proof of payment by Employee.

4.6    Equity Compensation. Employee’s participation in the Company’s Share Unit Plan established by the Company, or any successor plan thereto, as such may be amended from time to time in accordance with its terms (the “Plan”), shall be subject to the terms, conditions, regulations and provisions applicable to the Plan and to the terms and conditions of the Share Unit Plan Grant Agreement and any amendments entered into between Employee and the Company.

5.    Definitions and Effect of Termination.

5.1    Definition of Cause. For purposes of this Agreement, “Cause” is defined as:

i.

Any gross negligence or willful or intentional act or omission of Employee having the effect or reasonably likely to have the effect of injuring the reputation, business, or business relationships of the Company in any way as determined in the discretion of the Company. If in the Company’s discretion, the gross negligence or willful or intentional act or omission of Employee has not yet had the effect of injuring the reputation, business or business relationships of the Company in any way as determined in the discretion of the Company, the Company will provide written notice to Employee of the gross negligence or willful or intentional act or omission of Employee, and provide him an opportunity to cure and/or present Employee’s case to the contrary to the CEO, and as determined in the discretion of the Company, Employee has not remedied such gross negligence or willful or intentional act or omission of Employee within fifteen (15) business days of the notice or other longer cure period as may be specified by the Company;

ii.

Employee has engaged in a failure or refusal to carry out the reasonable and lawful duties of his position or the CEO’s lawful directives, provided that the Company provides written notice to the Employee notifying him of such failure, and an opportunity to cure and/or present his case to the contrary to the Board, if applicable, and Employee does not remedy such failure or refusal within fifteen (15) business days or other longer cure period as may be specified by the Company;

iii.

Any unethical or dishonest conduct engaged in by Employee in the course of his employment with the Company, including but not limited to dishonesty or falsification of any employment or Company records;

iv.	Any conviction of or plea or nolo contendere or the equivalent in respect to any felony offense or crime involving dishonesty or moral turpitude by Employee;

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v.

Employee’s use of alcohol interfering with the performance of Employee’s obligations under this Agreement or Employee’s use of illegal drugs or abuse of prescription medications, provided that the Company provides written notice to the Employee notifying him of such conduct, and an opportunity to cure and/or present his case to the contrary to the Board, if applicable, and Employee does not remedy such conduct within fifteen (15) business days or other longer cure period as may be specified by the Company;

vi.

Any violation or breach by Employee of any term of this Agreement, including but not limited to any breach by Employee of his fiduciary duties to the Company, and/or any violation or breach by Employee of any term of the Proprietary Information Agreement discussed in Section 7 below.

5.2    Definition of Change of Control. For purposes of this Agreement, “Change of Control” is defined as any of the following:

i.

Change in the Ownership of the Company: A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in 26 C.F.R. § 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

ii.

Change in the Ownership of a Substantial Portion of a Corporation’s Assets: A change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group (as defined in 26 C.F.R. § 1.409A-3 (i)(5)(v)(B)), acquires (or has acquired during the 12—month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no change of control event under this paragraph when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided for in 26 C.F.R. § 1.409A-3 (i)(5)(vii)(B).

iii.	Change in the Effective Control of the Company: A change in the effective control of the corporation occurs only on either of the following dates:

a.

The date any one person, or more than one person acting as a group (as defined in 26 C.F.R. § 1.409A-3 (i)(5)(v)(B)), acquires (or has acquired during the 12—month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or

b.

The date a majority of members of the corporation’s board of directors is replaced during any 12—month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election, provided that for purposes of this Section the term “corporation” refers solely to the relevant corporation as defined in 26 C.F.R. § 1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder for purposes of that paragraph 26 C.F.R. § 1.409A-3(i)(5)(ii).

5.3    Definition of Disability. For purposes of this Agreement, “Disability” is defined as follows: if Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

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5.4    Definition of Good Reason. For purposes of this Agreement, “Good Reason” is defined as follows:

i.

A material reduction of Employee’s Base Salary without his written consent other than in connection with a commensurate reduction (in percentage terms) in the base salaries of all officers of the Company holding the title of vice president or above; or

ii.	A requirement that Employee relocate his primary work location to a location more than 50 miles from Bellevue, Washington; or

iii.	A material change in Employee’s primary job responsibilities without his written consent; or

iv.	The Company’s failure to make all or any portion of any payments due to Employee pursuant to this Agreement within a reasonable time after such payments are due.

A termination of employment by Employee for any of the reasons in this Section 5.4 will not constitute “Good Reason” unless (i) Employee has given written notice to the Company within the 90-calendar day period immediately following his discovery of the occurrence of such Good Reason event (or if earlier, the date he is notified in writing), specifying in reasonable detail the events relied upon for termination, and (ii) the Company has not remedied such events within thirty (30) business days after receiving Employee’s notice. Employee must terminate his employment within thirty (30) calendar days following the expiration of such cure period for the termination to be on account of Good Reason.

5.5    Effect of Termination. Upon termination of Employee’s employment with the Company, regardless of whether such termination is initiated by Employee or the Company, Employee shall be deemed to have resigned from all positions (including all officer positions) then held with the Company. Employee agrees that for a period of three (3) months following any termination of employment, unless the termination is for Cause, Employee shall fully cooperate with the Company in all matters relating to his continuing obligations under this Agreement, including but not limited to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company, provided that Employee shall not be expected to incur any out of pocket cost or expense or devote any material time with respect to such cooperation.

6.    Termination Payments.

6.1    Payment Through Termination. All compensation and benefits set forth in this Agreement will terminate effective on the date of termination of Employee’s employment with the Company, except Employee shall be entitled to receive the following:

i	Employee’s accrued but unpaid Base Salary, subject to lawful deductions, through the effective date of termination;

ii.

Reimbursement of reasonable business expenses incurred by Employee in the performance of his duties hereunder in accordance with the Company’s general policies, subject to proof of payment by Employee.

Upon termination or separation of Employee’s employment for any reason, whether voluntary or involuntary, Employee shall not be entitled to any severance payments, except for the reasons specifically outlined in this Section 6.

6.2    Severance Pay for Termination without Cause or for Good Reason. Except as set forth below in Section 6.3, in the event the Company seeks to terminate this Agreement and the employment of Employee without Cause, or the Employee terminates his employment for Good Reason, then the Company shall pay to Employee the following:

i.	a sum equal to eighteen (18) months’ Base Salary, subject to lawful deductions;

ii.	an amount equal to the Bonus that Employee would have received if Employee had been employed with the Company at the time of issue of any Bonus, determined by the Board in good faith exercising

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its reasonable discretion and prorated based upon the number of days elapsed in the preceding calendar year through the effective date of termination, subject to lawful deductions. For example, if Employee’s employment is terminated effective March 15 and, at the end of the calendar year in which the Employee’s employment was terminated, the Board determines certain metrics have been met that would trigger the Bonus provision in Section 4.2, Employee will receive a prorated amount based upon the number of days elapsed in the preceding calendar year through March 15;

iii.

COBRA coverage for Employee’s own medical premium under the Company’s existing health care plan, for up to eighteen (18) months, as allowed under COBRA, as long as Employee completes all required documentation to obtain such coverage and only if he remains eligible for COBRA coverage. Any amounts under this Section 6.2.iii. will be paid directly to the Company’s health care provider. If at any time during this eighteen (18) month period, Employee secures equivalent or greater benefits, the Company’s payment of Employee’s benefits under this Section 6.2.iii. will automatically cease. Employee agrees that he will not waive any opportunity to obtain such benefits, and further agrees that he will promptly notify the Company in the event he does obtain such benefits. Nothing in this Section 6.2.iii. is intended to or does create any other rights or obligations of any kind on the part of the Company with regard to payment of Employee’s COBRA coverage, except those specifically required by law.

Severance pay for involuntary termination without Cause, or for Good Reason, may not be distributed before the date which is six months after the date of separation from employment (or, if earlier, the death of Employee), but shall be paid, in a lump sum, no later than five (5) business days after expiration of such six month period.

6.3    Severance Pay for Termination as a Result of a Change of Control of the Company. In the event Employee’s employment terminates: (a) as a result of an involuntary termination without Cause within thirteen (13) months after a Change of Control of the Company; or (b) as a result of termination by Employee for Good Reason within twelve (12) months after a Change of Control of the Company (subject to the qualification set forth in this Section below regarding termination for Good Reason); or (c) as a result of Employee choosing to terminate his employment for any reason or no reason at all within thirty (30) calendar days after twelve (12) months have elapsed following a Change of Control, then the Company shall pay to Employee the following:

i.	a sum equal to twenty-four (24) months’ Base Salary, subject to lawful deductions;

ii.

a bonus amount commensurate with the period set forth in Section 6.3.i. above. For purposes of calculating the bonus amount commensurate with Section 6.3.i., the amount shall be calculated by taking the average bonus received by Employee from the two (2) Bonus payments preceding the termination date, and multiplying that average bonus amount by two (2) to equal the total bonus amount due under this Section 6.3.ii. (For illustration only, if Employee received a $30,000 bonus and a $100,000 bonus in the two consecutive bonus payments preceding termination, the average bonus amount would be $65,000 multiplied by 2, equaling $130,000 for the total bonus amount.);

iii.

COBRA coverage for Employee’s own medical premium under the Company’s existing health care plan, for up to eighteen (18) months, as allowed under COBRA, as long as Employee completes all required documentation to obtain such coverage and only if he remains eligible for COBRA coverage. Any amounts under this Section 6.3.iii. will be paid directly to the Company’s health care provider. If at any time during this eighteen (18) month period, Employee secures equivalent or greater benefits, the Company’s payment of Employee’s benefits under this Section 6.3.iii. will automatically cease. Employee agrees that he will not waive any opportunity to obtain such benefits, and further agrees that he will promptly notify the Company in the event he does obtain such benefits. Nothing in this Section 6.3.iii. is intended to or does create any other rights or obligations of any kind on the part of the Company with regard to payment of Employee’s COBRA coverage, except those specifically required by law.

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A termination of employment by Employee following a Change of Control will not constitute “Good Reason” under Section 6.3(a) unless the requirements of Section 5.4 are met. If Employee chooses to terminate employment other than for Good Reason at any time within twelve (12) months after a Change of Control, then Employee shall not be entitled to receive severance pay under this Agreement. If Employee chooses to terminate his employment later than thirty (30) calendar days after twelve (12) months have elapsed following a Change of Control, or if the Company terminates Employee’s employment after thirteen (13) months have elapsed following a Change of Control, then Employee shall not be entitled to receive severance pay under this section.

Severance pay for termination as a result of a Change of Control of the Company may not be distributed before the date which is six months after the date of separation from employment (or, if earlier, the death of Employee), but shall be paid, in a lump sum, no later than five (5) business days after expiration of such six month period. In the event that any compensation paid to Employee or for Employee’s benefit by the Company in respect of the Change of Control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any comparable federal, state, or local excise tax (the “Excise Tax”), the Company will make an additional payment to Employee so that the net amount received and retained by Employee from the Company after satisfaction of the Excise Tax shall be the same amount as if no Excise Tax were imposed. The “gross up” payment shall be made no later than the date on which the Excise Tax is due and payable.

6.4    Severance Pay for Separation from Employment Due to Death or Disability. In the event of Employee’s separation from employment due to the death or Disability of Employee, then the Company shall pay Employee a sum equal to six (6) months’ Base Salary which may not be distributed earlier than the date of death of Employee or the date Employee has a Disability as defined above. In the event of the death of Employee, severance shall be paid to Employee’s surviving spouse, estate, or personal representative as applicable. Severance pay for Separation from Employment Due to Death or Disability shall be paid no later than two and one half (2 ‘A) months after the date of death or Disability of Employee.

7.    Proprietary Information, Inventions Assignment, and Non-Competition.

7.1    Employee agrees to comply with the provisions contained in the Company’s Employee Proprietary Information, Inventions Assignment and Noncompete Agreement (“Proprietary Information Agreement”), which shall be executed separately in a written document entered into between Employee and the Company and governed by the terms thereof.

8.    Dispute Resolution, Legal Fees and Employee’s Liability Insurance.

8.1    Dispute Resolution. All disputes arising under this Agreement shall be settled by binding arbitration; provided, however, that this Section 8 shall not preclude either Party from seeking injunctive relief in a court of competent jurisdiction. Arbitration shall be held in Washington, under the auspices of the American Arbitration Association (the “AAA”) pursuant to the Commercial Arbitration Rules of the AAA, and shall be by one arbitrator, independent of the Parties to this Agreement, selected from a list provided by the AAA in accordance with such Commercial Arbitration Rules. To the maximum extent permitted by law, the decision of the arbitrator shall be final and binding on the Parties to this Agreement and not be subject to appeal. If a Party against whom the arbitrator renders an award fails to abide by such award, the other Party may bring an action to enforce the same in a court of competent jurisdiction, pursuant to the provisions of Section 9.7 below. The Parties agree that all facts and information relating to any arbitration arising under this Agreement shall be kept confidential to the extent possible. The Parties waive, for themselves and for any person or entity acting on behalf of or otherwise claiming through them, any right they may otherwise have to resolve claims by a court or by a jury, except as necessary to enforce an award rendered in arbitration, to enforce this Section 8, or to seek injunctive or other equitable relief.

8.2    Legal Fees and Costs. In any legal action or other proceeding to enforce this Agreement, the successful or prevailing Party shall be entitled to recover such reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled, as may be permitted by law.

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8.3    Indemnification; Directors and Officers Liability Insurance. Employee will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, with the indemnification to be on terms determined by the Board of Directors for the Company or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement. During Employee’s employment, Employee will be named as an insured on the Company’s directors’ and officers’ liability insurance coverage (“D&O Coverage”) that the Company provides generally to directors and officers of the Company, as may be amended from time to time for such directors and officers. The Company shall maintain this D&O Coverage at all times during Employee’s employment at a level and with coverages consistent with the D&O Coverage currently maintained by the Company. Upon termination of the Employee’s employment for any reason, the Company will cause such policies to cover Employee in respect of acts and omissions during the period of employment as if the Employee was still an officer, director and/or employee, as applicable.

9.    Miscellaneous.

9.1    Section 409A. The Company and Employee intend that any amounts or benefits payable or provided under this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the treasury regulations and other guidance promulgated thereunder, to the extent applicable, and this Agreement shall be construed and interpreted in a manner consistent with such intent and if necessary, the Company and Employee agree that any such provision shall be deemed amended in a manner that brings this Agreement into compliance with section 409A of the Code and treasury regulations and other guidance promulgated thereunder.

9.2    Entire Agreement. Including Employee’s obligations under the Proprietary Information Agreement, as set forth in Section 7 above, this Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by the Company and supersedes all other prior and contemporaneous agreements and statements pertaining in any manner to the employment of Employee. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Employee’s duties or compensation will not affect the validity or scope of this Agreement.

9.3    Amendments, Waivers. This Agreement may only be modified by an instrument in writing, signed by Employee and by a duly authorized representative of the Company other than Employee. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

9.4    Assignment; Successors and Assigns. This Agreement and the rights and duties hereunder are personal to Employee and shall not be assigned, delegated, transferred, pledged or sold by Employee without the prior written consent of the Company. Employee hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (i) to an affiliate of the Company or (ii) to any third party upon a Change of Control. This Agreement shall inure to the benefit of and be enforceable by the Parties hereto, and their respective heirs, personal representatives, successors and assigns.

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9.5    Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally or via courier, (ii) on the third business day following mailing, if mailed first-class, postage prepaid, registered or certified mail as follows:

TO CRH Medical Corp:	Edward Wright CRH Medical Corp. Suite 522 — 999 Canada Place Vancouver, B.C. V6C 3E1

TO EMPLOYEE:	[***Redacted***]

Or to such other address as either Party may designate by written notice to the other. Rejection or other refusal to accept, or inability to deliver because of a changed address of which no notice was given, shall be deemed to be a receipt of the notice, request, or other communication.

9.6    Severability; Enforcement. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

9.7    Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of Washington. The Parties hereby agree that the forum for any action, suit, arbitration or other proceeding arising out of or related to this Agreement or any document referenced in this Agreement shall be solely in Washington. Each Party hereby irrevocably consents and submits to the personal jurisdiction of and venue as set forth in Section 8, and further consents and submits to the personal jurisdiction and venue in state and/or federal courts located in Washington for any injunctive relief or enforcement proceeding as described in Section 8.

9.8    Employee Acknowledgment. Employee acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

9.9    Construction. The headings herein are for reference only and shall not affect the interpretation of this Agreement. Whenever the context requires in this Agreement, the masculine pronoun shall include the feminine and the neutral, and the singular shall include the plural.

9.10    Counterparts. This Agreement may be executed in counterparts and by facsimile, or electronic mail each of which when so executed, will be deemed an original, and all of which together shall constitute one and the same instrument.

9.11    Equal Opportunity to Draft. Each party to this Agreement represents and warrants that he has had an equal opportunity to draft this Agreement and that this Agreement will not be construed against either Party for purposes of interpretation or enforcement.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date and year signed by the Company below.

COMPANY:	EMPLOYEE:

/s/ Edward Wright Edward Wright, CEO	/s/ Richard Bear Richard Bear

Date signed: April 7, 2017	Date signed: April 10, 2017

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